Exhibit 7.05

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of this 25th day of November, 2019, by and among Roivant Sciences Ltd. (the “Purchaser”) and Millennium Pharmaceuticals, Inc. (the “Seller”). Purchaser and Seller shall each also be referred to as a “Party” and together as the “Parties”.

WHEREAS, the Seller desires to sell, and the Purchaser desires to acquire, 3,500,000 common shares of Myovant Sciences Ltd. (the “Company”) as herein described, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, IT IS AGREED between the Parties as follows:

1.                                      Purchase and Sale of Stock. The Purchaser hereby agrees to purchase from the Seller, and the Seller hereby agrees to sell to the Purchaser, an aggregate of 3,500,000 common shares of the Company (collectively, the “Stock”) at a price of US$15.00 per share for an aggregate purchase price of US$52,500,000.00 payable by wire transfer of immediately available funds (the “Purchase Price”). Within one (1) business day following the execution of this Agreement, the Purchaser shall transfer to the Seller immediately available funds equal to the aggregate Purchase Price of the Stock as described above. Within ten (10) calendar days following the execution of this Agreement, or a later date as mutually agreed by the Parties, the Seller shall instruct the Company (or its transfer agent) to effectuate the transfer of the Stock via book entry to the Purchaser. The Parties agree to cooperate together and take the steps necessary to effectuate the transfer of the Stock within ten (10) calendar days following the execution of this Agreement (or a later date as mutually agreed by the Parties).

2.                                      Seller’s Representations.  The Seller hereby represents to the Purchaser that:

(a)                                 It has the full power and authority, and is duly authorized, to tender, sell and transfer the Stock to the Purchaser, and to enter into, and perform its obligations under, this Agreement.  Upon its execution and delivery, this Agreement will be a binding and valid obligation of the Seller, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

(b)                                 When the Stock is accepted for purchase and paid for by the Purchaser, the Purchaser will acquire good, marketable and unencumbered title to the shares of Stock purchased by the Purchaser hereunder, free and clear of all liens, restrictions, charges and encumbrances, and that the Stock will not be subject to any adverse claim. There are no voting agreements to which the Seller is a party or by which the Seller is bound pertaining to the Stock. The Stock is not subject to any agreement that would in any way restrict the Seller’s right to sell and transfer the Stock pursuant to the terms of this Agreement.

(c)                                  The Seller hereby acknowledges that it has not relied on any representation or statement of the Purchaser or its representatives, except as expressly set forth herein, in making its investment decision in selling the Stock. The Seller has adequate information regarding the terms of this Agreement, the scope and effect of the releases set forth herein, and all other matters encompassed by this Agreement to make an informed and knowledgeable decision with regard to entering into this

Agreement, and that it has independently and without reliance upon the Purchaser or its representatives made its own analysis and decision to enter into this Agreement.

Except for the representations and warranties contained in this Section 2, the Seller makes no other representations or warranties in connection with the transactions contemplated by this Agreement.

3.                                      Investment Representations. In connection with the purchase of the Stock, the Purchaser represents to the Seller that:

(a)                                 It has the full power and authority, and is duly authorized, to purchase the Stock from the Seller, and to enter into, and perform its obligations under, this Agreement.  Upon its execution and delivery, this Agreement will be a binding and valid obligation of the Purchaser, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

(b)                                 Other than a filing on Form 4 or Schedule l 3D, the Purchaser shall not be required to submit any material notice, report, or other filing with any governmental authority in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement.

(c)                                  The Purchaser hereby acknowledges that it has not relied on any representation or statement of the Seller or its representatives, except as expressly set forth herein, in making its investment decision in purchasing the Stock. The Purchaser has adequate information regarding the terms of this Agreement, the scope and effect of the releases set forth herein, and all other matters encompassed by this Agreement to make an informed and knowledgeable decision with regard to entering into this Agreement, and that it has independently and without reliance upon the Seller or its representatives made its own analysis and decision to enter into this Agreement.

Except for the representations and warranties contained in this Section 3, the Purchaser makes no other representations or warranties in connection with the transactions contemplated by this Agreement.

4.                                      Covenants of the Parties.

(a)                                 Consents and Filings. The Parties shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including obtaining from governmental authorities and other persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement.

(b)                                 Additional Documents and Further Assurances. Each Party shall cooperate fully with the other Party and execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested to more effectively convey, transfer and vest title in the Stock.

(c)                                  Indemnification.

(i)                                    To the extent permitted by law, each Party (the “Indemnifying Party”) will indemnify and hold harmless the other Party (and the officers, directors, partners, members and agents of the other Party) (collectively, the “Indemnified Parties”) against any losses, claims, damages or liabilities to which they may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any breach of the representations and warranties made by the Indemnifying Party in this Agreement, or (ii) any non-fulfillment of any covenant, agreement or undertaking of the Indemnifying Party in this Agreement.

(ii)                                NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL ANY PARTY HEREUNDER BE LIABLE FOR LOSS OF PROFIT, GOODWILL OR OTHER CONSEQUENTIAL OR INCIDENTAL DAMAGES ARISING OUT OF THIS AGREEMENT. THE RESPECTIVE TOTAL LIABILITY OF SELLER HERETO FOR ALL CLAIMS THAT ARISE OUT OF THIS AGREEMENT SHALL NOT EXCEED THE PURCHASE PRICE AND THE RESPECTIVE TOTAL LIABILITY OF EACH PURCHASER HERETO FOR ALL CLAIMS THAT ARISE OUT OF THIS AGREEMENT SHALL NOT EXCEED THE PURCHASER’S PURCHASE PRICE.

5.                                      Miscellaneous.

(a)                                 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by confirmed electronic mail, or facsimile, or (c) five (5) calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid. All non-electronic communications shall be sent to the Purchaser at its address as set forth on the signature page hereto, and to the Seller at the Seller’s address as set forth on the signature page hereto, or at such other address as such Party may designate by ten (10) days advance written notice to the other Party hereto.

(b)                                 Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of and shall be binding upon the Seller, the Purchaser, and their respective successors and assigns.

(c)                                  Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York.

(d)                                 No Presumption Against Drafting Party. Any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

(e)                                  Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes and merges all prior agreements or understandings, whether written or oral. This Agreement may not be amended, modified or revoked, in whole or in part, except by an agreement in writing signed by the Seller and the Purchaser.

(f)                                   Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the Parties agree to renegotiate such provision in good faith. In the event that the Parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(g)                                 Counterparts. This Agreement may be executed in two or more counterparts (including without limitation by facsimile, electronic signature, and/or portable document format (.PDF)), each of which shall be deemed an original and all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this STOCK PURCHASE AGREEMENT as of the date first written above.

SELLER:		PURCHASER:

MILLENNIUM PHARMACEUTICALS, INC.		ROIVANT SCIENCES LTD.

By:	/s/ Fabien Dubois	By:	/s/ Marianne Romeo
Name:	Fabien Dubois	Name:	Marianne Romeo
Title:	Head Finance Treasurer	Title:	Head, Global Transactions & Risk Management
Address:	40 Landsdowne St	Address:	Clarendon House 2 Church Street
Cambridge, MA 02139		Hamilton HM11
USA		Bermuda

[Signature Page to Stock Purchase Agreement]